Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (filed on March 22, 2001) of Landacorp Inc. and Subsidiaries of our report dated February 27, 2001 relating to the financial statements, which appears in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Sacramento, California
March 30, 2001